Exhibit 99.1

Investor Relations Contacts:

Chris Danne, Brinlea Johnson

the blueshirt group for WJ Communications

415-217-7722

chris@blueshirtgroup.com

brinlea@blueshirtgroup.com

WJ Communications Announces Second Quarter Results

Cash Position and Backlog Increase As Quarter Ends

Transitioning to Pure Play RF Semiconductor Company

July 22, 2003 San Jose, CA – WJ Communications, Inc. (Nasdaq:WJCI), a leading designer and supplier of high-performance RF semiconductors and multi-chip modules (MCM), today announced results for its second quarter, ended June 29, 2003 that were in-line with the company’s previously pre-announced results.

Sales for the second quarter of 2003 were $5.5 million, which compares to $8.7 million in the second quarter of 2002.  2002 second quarter revenues included $2.7 million revenue related to the Company’s final delivery of fiber optic products.

WJ Communications’ restructuring and streamlining of its operations had a solid impact on gross margins and the bottom line in the second quarter, balanced by the impact of lower revenues.  On a U.S. GAAP basis, the Company’s net loss was reduced by $1.4 million year-over-year and $300,000 sequentially to $3.9 million or $0.07 per common share for the second quarter of 2003.  The net loss on a U.S. GAAP basis included a $1.1 million gain on the sale of its thin film business.

Importantly during the quarter, the company strengthened its balance sheet as cash and short-term investments increased by $1.9 million and the Company ended the period at $64.2 million.

“Despite the difficult market, we are seeing positive signs for growth in our RF semiconductor business for the second half of the year,” said Michael Farese, Ph.D., Chief Executive Officer and President of WJ Communications. “Our backlog is the highest in recent history and in Q3 we expect to ship a number of orders that slipped from Q2.  Also, our continued ramp in semiconductor design wins, gives us confidence that we are very well positioned in our target markets and can resume strong sequential growth in semiconductors in upcoming quarters.  As a result, we currently anticipate third-quarter revenues in the range of $6.5M to $7.5M million and believe that our business model will continue to improve, with expected increasing gross margins and expected improved operating results.”

Other recent highlights include:

•                  During the second quarter, the Company achieved a record 38 new semiconductor design wins.  For the first half of 2003, the Company achieved a total of 74 semiconductor wins compared to 42 for the same period in 2002.

•                  WJ Communications continued to introduce new products, six in the second quarter and 13 in the first half of the year.  For the second quarter, the Company released an entire new line of five high linearity HBT amplifiers from ¼ to 2 Watts and added a new dual-branch converter to production.  Recently, the Company announced sample availability of the industry’s first highly integrated variable gain amplifiers (VGAs)- an ideal solution for gain control circuits.

•                  During the quarter, the Company made continued progress in its drive to a fabless semiconductor model, starting to qualify outsourced products from its foundry partners.

•                  On April 2, 2003, the Company announced a $2 million stock repurchase program Entering the third quarter, WJ Communications had over $1.4 million available for continued purchases on the open market.

Dr. Farese continued, “The second quarter also marked the completion of the sale of our thin film operations and strong progress has been made on our restructuring.  Over the last five quarters, we have sold off two major product lines, exited two stagnant markets and are making good progress in transitioning to a fabless semiconductor model.  Moving forward, we will complete our outsourcing and operate as a pure play fabless semiconductor company, allowing us to demonstrate the intrinsic value that we believe is the core of WJ Communications”

About WJ Communications

WJ Communications Inc. is a leading RF semiconductor company focusing on the design and manufacture of high-quality devices and multi-chip modules (MCMs) for telecommunications systems worldwide. WJ’s highly reliable amplifier, mixer, RF IC and MCM products are used to transmit and receive signals that enable current and next generation wireless and wireline services. For more information visit www.wj.com or call (408) 577-6200.

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the Company’s successful transition to a pure RF semiconductor company, the Company’s ability to continue to cut future losses and return to profitability in the long term, the Company’s ability to utilize its cash effectively, successful resolutions of certain contractual matters, actual improvement in overall demand, technological innovation in the wireless communications markets, the availability and the price of raw materials and components used in the Company’s products, the demand for wireless systems and products generally as well as those of our customers, the adequacy of the Company’s obsolete inventory reserve, the success of the Company’s new product introductions and the Company’s ability to expand its customer base, broaden its product offering and deepen its penetration into existing customers, general economic conditions including the global economic slowdown and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

WJ Communications Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002

Sales
Semiconductor	$3,510	$4,021	$9,013	$7,808
Wireless	1,974	1,960	4,161	8,573
Fiber optics	—	2,741	1	5,404
Total sales	5,484	8,722	13,175	21,785

Cost of goods sold	3,563	6,873	8,354	16,950

Gross margin	1,921	1,849	4,821	4,835

Research & development	4,281	4,657	8,749	9,097

Selling & administrative	2,687	2,596	5,398	6,039

Amortization of deferred stock compensation	28	141	70	243

Recapitalization merger	35	—	772	—

Restructuring charge	—	—	(21)	—

Loss from operations	(5,110)	(5,545)	(10,147)	(10,544)

Interest income (expense), net	157	275	364	553

Other income (expense), net	1,084	—	1,094	—

Loss from operations before income taxes	(3,869)	(5,270)	(8,689)	(9,991)

Income tax benefit	(16)	—	(647)	—

Net loss	$(3,853)	$(5,270)	$(8,042)	$(9,991)

Basic and diluted net loss per share	$(0.07)	$(0.09)	$(0.14)	$(0.18)

Basic and diluted weighted average shares	56,354	56,292	56,434	56,174

WJ Communications Inc. and Subsidiaries

Unaudited Non-GAAP Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002

Sales
Semiconductor	$3,510	$4,021	$9,013	$7,808
Wireless	1,974	1,960	4,161	8,573
Fiber optics	—	2,741	1	5,404
Total sales	5,484	8,722	13,175	21,785

Cost of goods sold	3,382	6,872	7,981	16,953

Gross margin	2,102	1,850	5,194	4,832

Research & development	4,281	4,657	8,749	9,097

Selling & administrative	2,664	2,630	5,156	5,598

Non-GAAP loss from operations	(4,843)	(5,437)	(8,711)	(9,863)

Interest income (expense), net	157	275	364	553

Other income (expense), net	—	—	11	—

Non-GAAP loss from operations before income taxes	(4,686)	(5,162)	(8,336)	(9,310)

Non-GAAP income tax benefit	—	—	—	—

Non-GAAP net loss	$(4,686)	$(5,162)	$(8,336)	$(9,310)

Non-GAAP basic and diluted net loss per share	$(0.08)	$(0.09)	$(0.15)	$(0.17)

Basic and diluted weighted average shares	56,354	56,292	56,434	56,174

WJ Communications Inc. and Subsidiaries

Unaudited Reconciliation of Non-GAAP Adjustments

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002

Net loss	$(3,853)	$(5,270)	$(8,042)	$(9,991)

Non-GAAP additions (subtractions):

Amortization of deferred stock compensation	28	141	70	243

Severance related cost	32	(33)	253	438

Fab accelerated depreciation	172	—	363	—

Restructuring charge	—	—	(21)	—

Recapitalization merger	35	—	772	—

Gain on sale of Thin Film product line	(1,084)	—	(1,084)	—

Income tax refund	(16)	—	(647)	—

Non-GAAP net loss	$(4,686)	$(5,162)	$(8,336)	$(9,310)

Non-GAAP basic and diluted net loss per share	$(0.08)	$(0.09)	$(0.15)	$(0.17)

Basic and diluted weighted average shares	56,354	56,292	56,434	56,174

WJ Communications Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	June 29, 2003	December 31, 2002 (1)
ASSETS

Cash and short-term investments	$64,172	$64,745

Accounts receivable, net	3,980	3,978

Inventory	2,945	3,957

Other current assets	2,326	8,153

Total current assets	73,423	80,833

Property, plant and equipment	12,083	14,409

Other assets	214	306

Total assets	$85,720	$95,548

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$9,194	$9,402

Other long-term obligations	35,338	36,528

Stockholders’ equity	41,188	49,618

Total liabilities and stockholders’ equity	$85,720	$95,548

(1)          Derived from the Company’s audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2002.